Exhibit 10.7

TRANSCEND SERVICES, INC.

2005 EXECUTIVE COMPENSATION PLAN

On December 8, 2004, the Stock Option and Compensation Committee of the Board of Directors of Transcend Services, Inc. (the “Company”) approved a 2005 compensation plan for management, including the executive officers of the Company as follows:

Name	Title	Potential Annual Bonus as Percentage of Annual Salary *	Annual Salary (effective 1/1/2005)	Quarterly Cash Bonus Potential Determined at Each Quarter-End on a Year- To-Date Basis **
Gerdes, Larry G.	Chief Executive Officer	50%	$235,000	$0
Binion, Thomas C.	President and Chief Operating Officer	40%	$185,000	$7,500
Hawkins, Carl P.	Chief Information Officer	40%	$160,000	$5,000
Bleser, Joseph G.	Chief Financial Officer, Treasurer and Secretary	40%	$150,000	$0
Bateman, Jeanne N.	Chief Accounting Officer, Controller and Assistant Secretary	25%	$75,000	$0

*	Based upon the Company achieving or exceeding the annual net income in the Company’s 2005 business plan approved by the Board of Directors on December 8, 2004.
**	Based upon the assigned Customer Service Group(s) achieving or exceeding the CEO-approved gross margin for the applicable Group(s) determined at each quarter-end on a year-to-date basis in 2005. Quarterly bonus potential that is not earned in a given quarter cannot be earned in a subsequent quarter.